SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         ------------------------------

                              WACHOVIA CORPORATION
             (Exact name of registrant as specified in its charter)


        NORTH CAROLINA                                      56-1473727
 (State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification Number)


    100 NORTH MAIN STREET, P.O. BOX 3099, WINSTON-SALEM, NORTH CAROLINA 27150
        191 PEACHTREE STREET, N.E., P.O. BOX 4148, ATLANTA, GEORGIA 30303
          (Address of principal executive offices, including zip code)


            WACHOVIA CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN
                            (Full title of the plan)


                             Alice Washington Grogan
                              Secretary and Counsel
                              Wachovia Corporation
                              100 North Main Street
                              Post Office Box 3099
                       Winston-Salem, North Carolina 27150
                                 (336) 732-5801
            (Name, address and telephone number, including area code,
                              of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                     PROPOSED         PROPOSED
TITLE OF                             MAXIMUM          MAXIMUM
SECURITIES        AMOUNT             OFFERING         AGGREGATE            AMOUNT OF
TO BE             TO BE              PRICE            OFFERING             REGISTRATION
REGISTERED        REGISTERED (1)     PER UNIT (2)     PRICE                FEE
----------        -----------        --------         ------------         ---
Deferred
Compensation
Obligations       $50,000,000(1)        100%          $50,000,000 (2)      $14,750


(1) The Deferred Compensation Obligations are unsecured obligations of Wachovia Corporation to pay deferred compensation in the future in accordance with the terms of the Wachovia Corporation Executive Deferred Compensation Plan.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by Wachovia Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                  (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

                  (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

                  (c) The Company's Current Reports on Form 8-K filed June 10, 1997, June 24, 1997, August 7, 1997, September 9, 1997, October 20,
         1997 and December 30, 1997; and

                  (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in
         (a), above.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  The deferred compensation obligations of the Company (the "Deferred Compensation Obligations") being registered herein are issuable under the terms of the Wachovia Corporation Executive Deferred Compensation Plan (the "Plan"). The Deferred Compensation Obligations represent obligations of the Company or its affiliates (the Company and its affiliates being collectively referred to herein as the "Company" unless the context otherwise requires) to pay to Plan participants certain compensation amounts which the participants have elected to defer. The Deferred Compensation Obligations may also represent amounts that have been credited to a participant's account under the Plan.

                  The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation benefits for a select group of management or highly compensated employees of the Company. The Plan is intended to protect certain highly compensated employees from the loss of benefits under tax-qualified retirement plans as a result of the application of statutory restrictions on benefits which are not applicable to other employees of the Company. The Plan also permits certain highly compensated employees to defer receipt of a portion of the incentive compensation payable by the Company. The Deferred Compensation Obligations are payable in cash and generally will be paid in equal monthly installments over a term certain of fifteen years upon retirement, death or other termination of service.

                  The Deferred Compensation Obligations constitute general unsecured obligations of the Company to the participant and rank pari passu with
                                                                 ---- -----
other unsecured and unsubordinated indebtedness of the Company. The Deferred Compensation Obligations are not convertible into another security of the Company. Benefits are payable solely from general funds of the Company and are subject to the risk of corporate insolvency. The Company may but is not required to establish or maintain a special or separate fund or otherwise to segregate assets to facilitate payments under the Plan, and participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. Nothing in the Plan creates or may be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a participant or any other person, and each participant (or person claiming through him) will be responsible for enforcing his own rights with respect to the

Deferred Compensation Obligations. A participant's right to the Deferred Compensation Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void.

                  The amount of compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant. Deferred amounts are credited to each participant's account. Amounts in a participant's account will be indexed to one or more hypothetical or "deemed" investment media individually chosen by a participant from the hypothetical investment funds available under the Plan. Each participant's account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts deferred are fully vested (i.e., nonforfeitable) at all times. There is no trading market for the Deferred Compensation Obligations.

                  The Plan may be amended or terminated at any time by the Committee appointed by the Board of Directors of the Company and authorized to administer the Plan. However, in no event may such amendment or termination reduce any participant's benefit as of the date of such amendment or termination without the participant's consent, nor shall any such amendment or termination affect the terms of the Plan relating to the payment of such benefit.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  The validity of the Deferred Compensation Obligations issuable under the Plan has been passed upon by Kenneth W. McAllister, Esq., General Counsel of the Company, who owns approximately 23,000 shares of Common Stock and has been granted options to purchase 80,007 shares of Common Stock and restricted awards for 35,000 shares of Common Stock under plans of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets certain standards of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

                  The Company's bylaws provide for the indemnification of any director or officer of the Company or any wholly owned subsidiary of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Company or (ii) any liabilities or litigation expenses incurred on account of any of such person's activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company.

                  The Company's articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

                  The Company has purchased a standard liability policy, which, subject to any limitations set forth in the policy, would pay on behalf of the Company's directors and officers for damages that they become legally obligated to pay as a result of any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty committed while acting in their official capacity or any matter asserted against an officer or director solely by reason of his status as an officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 8.  EXHIBITS.

                  The following exhibits are filed as a part of this Registration Statement:

  NUMBER                        DESCRIPTION

   4           Wachovia Corporation Executive Deferred Compensation Plan

   5 Opinion of Kenneth W. McAllister, Esq., as to the validity of the Deferred Compensation Obligations being registered

  23.1 Consent of Kenneth W. McAllister, Esq., which is contained in his opinion filed as Exhibit 5

  23.2         Consent of Ernst & Young LLP

  23.3         Consent of KPMG Peat Marwick LLP

  24           Power of Attorney

ITEM 9.  UNDERTAKINGS.

(a)  The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                                 THE REGISTRANT

                  Pursuant to the requirements of the Securities Act of 1933, Wachovia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this 23rd day of January, 1998.

                              WACHOVIA CORPORATION

                              By:      Leslie M. Baker, Jr.
                                 -----------------------------------------------
                                       Leslie M. Baker, Jr.
                                       President and Chief Executive Officer


                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 23, 1998.


    Leslie M. Baker, Jr.                        John G. Medlin Jr.
Name:  Leslie M. Baker, Jr.                  Name:  John G. Medlin, Jr.
Title: Director, President and               Title: Chairman of the Board
       Chief Executive Officer
       (principal executive officer)


    James S. Balloun *                          James M. Betts *
Name:  James S. Balloun                       Name: James M. Betts
Title: Director                              Title: Director


    Peter C. Browning *                         John T. Casteen III *
Name:  Peter C. Browning                      Name: John T. Casteen III
Title: Director                              Title: Director

    John L. Clendenin *                         Lawrence M. Gressette, Jr. *
Name:  John L. Clendenin                      Name: Lawrence M. Gressette, Jr.
Title: Director                              Title: Director


    Thomas K. Hearn, Jr. *                      George W. Henderson III *
Name:  Thomas K. Hearn, Jr.                   Name: George W. Henderson III
Title: Director                              Title: Director

    W. Hayne Hipp *
Name:  W. Hayne Hipp                          Name: Robert M. Holder, Jr.
Title: Director                              Title: Director


                                     II - 5



    Robert A. Ingram *                              James W. Johnston *
Name:  Robert A. Ingram                          Name:  James W. Johnston
Title: Director                                  Title: Director

    George R. Lewis *                               Lloyd U. Noland, III *
Name:  George R. Lewis                           Name:  Lloyd U. Noland, III
Title: Director                                  Title: Director


Name:  Wyndham Robertson                         Name:  Herman J. Russell
Title: Director                                  Title: Director

    Sherwood H. Smith, Jr. *                        John C. Whitaker, Jr. *
Name:  Sherwood H. Smith, Jr.                    Name:  John C. Whitaker, Jr.
Title: Director                                  Title: Director

    Robert S. McCoy, Jr.                            Donald K. Truslow
Name:  Robert S. McCoy, Jr.                      Name:  Donald K. Truslow
Title: Senior Executive Vice President and       Title: Executive Vice President, Comptroller and
       Chief Financial Officer                          Treasurer (principal accounting officer)
       (principal financial officer)


*  By:  Kenneth W. McAllister
   Name:  Kenneth W. McAllister
   Attorney-in-Fact

                                  EXHIBIT INDEX
                                       TO
                      REGISTRATION STATEMENT ON FORM S-8 OF
                              WACHOVIA CORPORATION

EXHIBIT NO.                     DESCRIPTION

    4           Wachovia Corporation Executive Deferred Compensation Plan

    5 Opinion of Kenneth W. McAllister, Esq., as to the validity of the Deferred Compensation Obligations being registered

  23.1 Consent of Kenneth W. McAllister, Esq., which is contained in his opinion filed as Exhibit 5

  23.2          Consent of Ernst & Young LLP

  23.3          Consent of KPMG Peat Marwick LLP

   24           Power of Attorney

                                     II - 7